Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On January 12, 2018, Oil States International, Inc. ("Oil States" or the "Company") acquired GEODynamics, Inc. ("GEODynamics") for total consideration of approximately $615 million (the "Acquisition") consisting of (i) aggregate net cash consideration of $295 million, (ii) issuance of approximately 8.66 million shares of our common stock with a market value of $295 million at closing, and (iii) issuance of a $25 million unsecured promissory note payable (the “Promissory Note”) that bears interest at 2.5% per annum and matures on July 12, 2019.

The cash consideration for the Acquisition and the related fees and expenses was funded primarily with borrowings under our senior secured revolving credit facility (the "Revolving Credit Facility").

The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Oil States and GEODynamics, as adjusted to give effect to the Acquisition. The unaudited pro forma condensed combined statements of operations for the years ended December 31, 2017 and 2016, give effect to the Acquisition as if it had occurred on January 1, 2016. The unaudited pro forma condensed combined balance sheet as of December 31, 2017, gives effect to the Acquisition as if it had occurred on December 31, 2017.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited condensed consolidated pro forma financial data is presented for informational purposes only and does not purport to represent our financial condition or our results of operations had the Acquisition occurred on or as of the dates noted above or to project the results for any future date or period.

The Acquisition will be accounted for using the acquisition method of accounting. The unaudited pro forma adjustments reflect adjustments required under generally accepted accounting principles for business combinations and are based upon, among other things, preliminary estimates of fair market values of assets acquired and liabilities assumed and certain assumptions that we believe are reasonable. We have not completed the purchase price allocation and these preliminary estimates are subject to revision. Revisions to the preliminary estimates of fair market value may have a significant impact on the pro forma amounts of total assets, total liabilities and stockholders’ equity, depreciation and amortization expense, and income tax expense.

The unaudited pro forma condensed combined financial statements should be read together with Oil States' historical consolidated financial statements, which are included in Oil States' latest annual report on Form 10-K (December 31, 2017), and GEODynamics’ historical consolidated financial statements (December 31, 2017) which are filed as an exhibit to the Current Report on Form 8-K/A with which these unaudited pro forma condensed combined financial statements are filed.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2017

(In thousands)

	Oil States Historical	GEODynamics Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Cash and cash equivalents	$53,459	$7,062	(302,359)	(a)	$58,162
			300,000	(b)
Accounts receivable, net	216,139	35,848	—		251,987
Inventories, net	168,285	36,248	—		204,533
Other current assets	18,054	1,045	—		19,099
Total current assets	455,937	80,203	(2,359)		533,781
Property, plant and equipment, net	498,890	16,149	9,620	(c)	524,659
Goodwill, net	268,009	2,817	382,368	(d)	653,194
Other intangible assets, net	50,265	10,303	188,697	(e)	249,265
Other noncurrent assets	28,410	149	—		28,559
Total assets	$1,301,511	$109,621	$578,326		$1,989,458

Current portion of long-term debt and capitalized leases	$411	$23,524	$(23,393)	(f)	$542
Accounts payable and accrued liabilities	94,978	17,327	1,204	(g)	113,509
Deferred revenue	18,234	—	—		18,234
Other current liabilities	1,647	443	—		2,090
Total current liabilities	115,270	41,294	(22,189)		134,375
Long-term debt and capitalized leases	4,870	1,130	300,000	(b)	330,547
			25,000	(h)
			(453)	(f)
Deferred income taxes	24,718	—	46,940	(i)	71,658
Other noncurrent liabilities	23,940	2,519	—		26,459
Total liabilities	168,798	44,943	349,298		563,039
Total stockholders’ equity	1,132,713	64,678	229,028	(j)	1,426,419
Total liabilities and stockholders’ equity	$1,301,511	$109,621	$578,326		$1,989,458

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Statements of Operations

Year Ended December 31, 2017

(In thousands, except per share information)

	Oil States Historical	GEODynamics Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$670,627	$166,439	$—		$837,066
Product and service costs	520,755	98,930	14,007	(k)	633,692
Selling, general and administrative expense	114,816	30,373	(17,781)	(k)	126,350
			(1,058)	(l)
Depreciation and amortization expense	107,667	—	3,775	(k)	125,845
			14,403	(m)
Other operating expense, net	1,261	—	—		1,261
Operating income (loss)	(73,872)	37,136	(13,346)		(50,082)
Interest expense, net	(4,315)	(731)	(15,548)	(n)	(20,594)
Other income (loss)	775	(1)	—		774
Income (loss) before income taxes	(77,412)	36,404	(28,894)		(69,902)
Income tax benefit (provision)	(7,438)	(12,046)	10,546	(o)	(8,938)
Net income (loss)	$(84,850)	$24,358	$(18,348)		$(78,840)

Basic and diluted net loss per share	$(1.69)				$(1.34)
Weighted average number of common shares outstanding	50,139		8,661	(p)	58,800

Year Ended December 31, 2016

(In thousands, except per share information)

	Oil States Historical	GEODynamics Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$694,444	$72,090	$—		$766,534
Product and service costs	526,770	52,201	8,979	(k)	587,950
Selling, general and administrative expense	124,033	19,484	(12,306)	(k)	131,211
Depreciation and amortization expense	118,720	—	3,327	(k)	136,898
			14,851	(m)
Other operating income, net	(5,796)	—	—		(5,796)
Operating income (loss)	(69,283)	405	(14,851)		(83,729)
Interest expense, net	(4,944)	(672)	(15,968)	(n)	(21,584)
Other income	902	94	—		996
Loss before income taxes	(73,325)	(173)	(30,819)		(104,317)
Income tax benefit	26,939	220	11,249	(o)	38,408
Net income (loss)	$(46,386)	$47	$(19,570)		$(65,909)

Basic and diluted net loss per share	$(0.92)				$(1.12)
Weighted average number of common shares outstanding	50,174		8,661	(p)	58,835

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(in thousands, except per share information)

Note 1 - Basis of Presentation

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination.

The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of GEODynamics’ assets acquired and liabilities assumed and conformed the accounting policies of GEODynamics’ to its own accounting policies.

The pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial statements include estimated deferred tax liabilities associated with non-deductible intangible assets and property, plant and equipment. On December 22, 2017, the United States enacted legislation which resulted in significant changes to U.S. tax and related law, including a reduction in the corporate income tax rate from 35% to 21% (the rate in effect at the date of the Acquisition). The effect of this tax rate change was incorporated in estimating the deferred tax liabilities recorded in connection with the Acquisition in the unaudited pro forma condensed combined balance sheet as of December 31, 2017. The unaudited pro forma condensed combined statements of operations give effect to the Acquisition as if it had occurred on January 1, 2016 using the applicable U.S. corporate income tax rate of 35% for 2017 and 2016. The historical results of operations of Oil States for 2017 include incremental tax expense of $28.2 million for discrete non-cash tax charges resulting from the tax reform legislation, with no material impact on GEODynamics' historical results of operations.

The condensed combined pro forma financial information does not reflect the realization of any synergies from the Acquisition following the completion of the business combination.

Note 2 - Transaction Financing

The Company completed the Acquisition for $295 million in net cash consideration, $295 million in common stock consideration and the issuance of a $25 million Promissory Note payable to the previous stockholder. The cash consideration was financed with $300 million of borrowings under our Revolving Credit Facility, together with $5 million of cash on hand, and was offset by cash acquired of $10 million. The equity consideration consisted of 8.66 million shares of Oil States common stock. The Promissory Note bears interest at a fixed rate of 2.5% and matures on July 12, 2019.

Note 3 - Preliminary Purchase Price Allocation

The Company has performed a preliminary valuation analysis of the fair market value of GEODynamics' assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of December 31, 2017 (in thousands):

Accounts receivable, net	$35,848
Inventories, net	36,248
Property, plant and equipment	25,769
Intangible assets (Note 4(e))	199,000
Other assets	1,194
Accounts payable and accrued liabilities	(17,327)
Deferred income taxes	(46,940)
Other liabilities	(3,770)
Total identifiable net assets	230,022
Goodwill	385,185
Total net assets	$615,207

Consideration consists of:
Cash, net of cash acquired	$295,297
Oil States common stock	294,910
Promissory Note	25,000
Total consideration	$615,207

This preliminary purchase price allocation, based on GEODynamics' historical balance sheet as of December 31, 2017, has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet and statements of operations. The final purchase price allocation will be determined when the Company has finalized the January 12, 2018 balance sheet of GEODynamics and completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in identifiable net assets, (2) changes in allocations to intangible assets such as tradenames, patents/technology/know-how and customer relationships as well as goodwill, (3) changes in fair values of property, plant and equipment and (4) other changes to assets and liabilities.

Note 4 - Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a)	Reflects cash consideration paid in connection with the Acquisition, excluding cash acquired.

(b)	Reflects cash proceeds received by the Company through borrowings under the Revolving Credit Facility used to finance the cash portion of the Acquisition.

(c)

Reflects an adjustment of $9.6 million to increase the basis in the acquired property, plant and equipment to estimated fair value of $25.8 million. The estimated useful lives range from three to fourteen years. The fair value and useful life calculations are preliminary and subject to change after the Company finalizes its review of the specific types, nature, age and condition of GEODynamics’ property, plant and equipment.

The following table summarizes the changes in the estimated depreciation expense (in thousands):

	Year ended December 31,
	2017	2016
Estimated depreciation expense	$2,713	$2,713
Less: Historical depreciation expense	(3,386)	(3,157)
Pro forma adjustments to depreciation expense	$(673)	$(444)

(d)	Reflects adjustments to eliminate GEODynamics’ historical goodwill of $2.8 million and record goodwill associated with the acquisition of $385.2 million as presented in Note 3.

(e)

Reflects the adjustment of historical intangible assets acquired by the Company to their estimated fair values. As part of the preliminary valuation analysis, the Company identified intangible assets, including customer relationships, patents/technology/know-how, tradenames and noncompete agreements. The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows. Since all information required to perform a final detailed valuation analysis of GEODynamics’ intangible assets could not be obtained as of the date of this filing, for purposes of these unaudited pro forma condensed combined financial statements, the Company used certain assumptions based on preliminary valuation analysis estimates and publicly available transaction data for the industry.

The following table summarizes the preliminary estimated fair values of GEODynamics' identifiable intangible assets, their estimated useful lives and estimated change in amortization expense (in thousands):

	Estimated Fair	Year ended December 31,
	Value	2017	2016
Customer relationships (20 years)	$100,000	$5,000	$5,000
Patents/Technology/Know-how (17 years)	47,000	2,765	2,765
Tradenames (20 years)	34,000	1,700	1,700
Noncompete agreements (3 years)	18,000	6,000	6,000
	$199,000	15,465	15,465

Less: Historical amortization expense		(389)	(170)
Pro forma adjustments to amortization expense		$15,076	$15,295

These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill and an increase or decrease to annual amortization expense of approximately $1.1 million, assuming an overall weighted-average useful life of 18 years.

(f)

Reflects adjustments to eliminate the portion of GEODynamics' historical debt not assumed in the Acquisition. As part of the Acquisition, Oil States continued certain capital lease arrangements which totaled $0.8 million as of December 31, 2017.

(g)	Represents accrual of estimated transaction costs of $1.2 million related to the Acquisition.

(h)	Reflects the Promissory Note consideration issued in connection with the Acquisition.

(i)

Adjusts the deferred tax liabilities resulting from the Acquisition. The estimated increase in deferred tax liabilities to $46.9 million results primarily from the fair value adjustments for non-deductible intangible assets and property, plant and equipment based on an estimated combined U.S. federal and state statutory tax rate of 22.5%. Estimates of deferred income tax balances are preliminary and subject to change based on management’s final determination of the fair value of assets acquired and liabilities assumed.

(j)	Represents the elimination of the equity and debt of GEODynamics and the issuance of common shares of Oil States stock in connection with the Acquisition, as follows (in thousands):

Issuance of 8.66 million common shares of Oil States stock	$294,910
Less: Estimated transaction costs accrued for in connection with the Acquisition	(1,204)
Add: GEODynamics debt as of December 31, 2017, not assumed	23,846
Less: GEODynamics stockholders’ equity as of December 31, 2017, as adjusted for debt not assumed	(88,524)
Pro forma adjustment to stockholders' equity	$229,028

(k)

Reclassifies certain costs to conform to the presentation used by the Company between (i) product and service costs, (ii) selling general and administrative expense and (iii) depreciation and amortization expense.

(l)	Adjusts the transaction-related expenses incurred by Oil States and GEODynamics in 2017 as these costs are nonrecurring in nature.

(m)	Reflects adjustments to depreciation and amortization expense based on the preliminary purchase price allocation as of the acquisition date as presented in Note 3. See (c) and (e) above.

(n)

Represents the net increase to interest expense resulting from interest on the Revolving Credit Facility borrowings and Promissory Note issuance used to finance the Acquisition, and extinguishment of GEODynamics historical debt, as follows (in thousands):

	Year ended December 31,
	2017	2016
Interest expense on Revolving Credit Facility(1)	$15,969	$16,013
Interest expense on Promissory Note(2)	310	627
Less: Historical interest expense related to debt not assumed in the Acquisition	(731)	(672)
Pro forma adjustment to interest expense	$15,548	$15,968

(1)

Borrowings under the Revolving Credit Facility, at the time of the Acquisition, bear interest at LIBOR plus a margin of 1.75%, or at a base rate plus a margin of 0.75%. The incremental pro forma interest expense for the periods presented is calculated based on borrowings of $300 million and an interest rate of 5.25%. A 12.5 basis point change in the variable interest rate would cause an increase or decrease in annual interest expense of $0.4 million.

(2)	The unsecured Promissory Note payable for $25 million, bears interest at 2.5% per annum and matures on July 12, 2019.

(o)

Reflects the income tax effect of pro forma adjustments using an approximate combined U.S. federal and state statutory tax rate of 36.5% in effect for the periods presented. On December 22, 2017, the United States enacted legislation which resulted in significant changes to U.S. tax and related laws, including a reduction in the corporate income tax rate from 35% to 21% beginning in 2018.

(p)	Represents the increase in the weighted average number of common shares outstanding in connection with the issuance of Oil States common stock with the Acquisition.